                                                                  Exhibit (20a)

SETTLEMENT AND STANDSTILL AGREEMENT

         AGREEMENT, effective as of December 13, 1995, among First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (the "Trust"), Richard M. Osborne ("Osborne") and Turkey Vulture Fund XIII, Ltd., an Ohio limited liability company (the "Fund") (Osborne and the Fund collectively, the "Osborne Investors").

         WHEREAS, on February 3, 1995, the Trust commenced an action against Osborne, et al., in the United States District Court for the Northern District of Ohio, Eastern Division (Civil Action No. 95CV0274) (the "Federal Court Action");

         WHEREAS, on November 1, 1995, Osborne, et al., commenced an action against James C. Mastandrea ("Mastandrea"), et al., in the Common Pleas Court for Cuyahoga County, State of Ohio (Civil Action No. 297673) (the "State Court Action"); and

         WHEREAS, each of the Federal Court Action and the State Court Action (together, the "Litigation") is presently pending and being prosecuted and has resulted in substantial distraction of the time and resources of the parties and their representatives from their other business activities; and

         WHEREAS, the parties believe that it would be in each of their best interests to resolve all issues between them pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual and independent covenants hereinafter set forth and other good and valuable consideration, the parties hereto agree as follows:

         1. Certain Definitions.

               (a) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date hereof; provided that the term "Affiliate" shall not include any member of the Fund, other than Osborne.

               (b) The term "control" when used with respect to any person means the power to direct the management and policies of such person, either directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               (c) The term "party" means the signatories to this Agreement and each of their heirs, successors and administrators.

               (d) The term "person" includes, without limitation, any individual, corporation, company, limited liability company, partnership, joint venture, group, organization, employee pension, profit sharing or other benefit plan or trust, or any other entity.

               (e) "Shares" shall mean the shares of beneficial interest $1.00 par value of the Trust.

               (f) The term "Voting Securities" means all securities of the Trust entitled to vote generally for the election of trustees and all securities or rights convertible into, or exchangeable or exercisable for, any such securities.

         2. Dismissal of the Litigation; Release of Claims.

               (a) As soon as practicable after execution of this Agreement, the Trust, Mastandrea, Osborne and the Fund shall cause to be signed and filed stipulations of dismissal in the Federal Court Action and in the State Court Action in substantially the forms attached hereto as Exhibits 1 and 2, respectively, and such other documents or pleadings as may be necessary to cause the dismissal with prejudice of all claims and counterclaims asserted against the parties or their trustees, officers, members or Affiliates by each or any of them in the Litigation. The parties acknowledge and agree that nothing contained in this Agreement or in any such stipulations, documents or pleadings shall be deemed an admission by any person of any of the allegations contained in the Litigation.

               (b) The parties covenant and agree that they shall not attempt to institute litigation or commence any action or proceeding in any court asserting any of the claims or allegations which were or which could have been asserted against the parties or their trustees, officers, members or Affiliates in the Litigation, including any claim for sanctions levied in the Federal Court Action. The enforceability and effectiveness of the covenants contained in this Section 2(b) shall be expressly conditioned upon there being no breach of the provisions of this Agreement by the party or parties against whom any such future action may be brought or maintained.

               (c) Each of the parties, on behalf of itself or himself and his or its present and former trustees, officers, members and Affiliates, hereby releases and discharges the other parties hereto and such other parties' present and former trustees, officers, representatives, employees, attorneys, advisors, members and Affiliates from any harm, damage, loss, expense, cost, or other liability arising from or relating to any claims, counterclaims, actions, or causes of action, at law or in equity, known or unknown, direct or indirect, suspected or unsuspected, which each now has or hereafter may have by reason of any matter alleged or asserted, or relating to the matters alleged or asserted in the

         Litigation, except for any actions or causes of action arising by reason of breach of this Agreement.

                  (d) Each of Osborne and the Fund agrees to reimburse, indemnify and hold the Trust harmless from, against and in respect of all losses, claims, damages, liabilities, costs and expenses, including, without limitation, fines, penalties, court costs and reasonable attorneys' fees (collectively, "Loss"), which the Trust may suffer or incur in connection with a breach of Section 2(c) by any present and former officers, members and Affiliates of Osborne or the Fund. The Trust agrees to reimburse, indemnify and hold each of Osborne and the Fund harmless from, against and in respect of all Loss which Osborne and the Fund may suffer or incur in connection with a breach of
         Section 2(c) by any present and former trustees, officers, and Affiliates of the Trust.

                  (e) In the event that any legal proceedings shall be instituted or any claim or demand shall be given by any person, in respect of which payment may be sought by any party or parties from any other party or parties under the provisions of Section 2(d), the party or parties seeking indemnification (collectively, the "Indemnitee") shall cause written notice of any claim of which it has knowledge which is covered by this Agreement to be forwarded promptly to the party or parties from which indemnification is sought (collectively, the "Indemnitor"). Such notice shall specify the amount and nature of the claim and the reason why it constitutes an indemnified liability, it being understood that failure to so provide notice shall not relieve the other party from liability except to the extent material damages or prejudice results from such failure.

               (f) In case any action is brought by a third party against any Indemnitee with respect to which such Indemnitee is entitled to indemnification hereunder and notice of such action to the Indemnitor has been given pursuant to Section 2(e), the Indemnitor will be entitled to participate therein, and to the extent it may elect by written notice delivered to the Indemnitee within thirty (30) days after receiving the aforesaid notice from such Indemnitee, to assume the defense thereof with counsel reasonably satisfactory to such Indemnitee. Such Indemnitee shall cooperate with respect to any such participation or defense. Notwithstanding the foregoing, the Indemnitee shall have the right to employ its own counsel in any such case but the fees and expenses of such counsel shall be at the expense of such Indemnitee, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor, (ii) the Indemnitor shall not have employed counsel reasonably satisfactory to such Indemnitee to have charge of the defense of such action within thirty (30) days after notice of commencement of the action, or (iii) such Indemnitee shall have reasonably concluded, based upon written advice of counsel that there may be defenses available to it which are different from or additional to those available to the Indemnitor (in which case the Indemnitor shall not have the right to direct the defense of such action on behalf of the Indemnitee with respect to such different defenses) in any of which events such fees and expenses of one additional counsel shall be borne by the Indemnitor. Notwithstanding anything in this Section 2 to the contrary, an Indemnitor shall not be liable for any settlement of any claim or action effected without its written consent, provided, however, that such consent is not unreasonably withheld.

         3. Purchase of Shares. The Trust or its nominee shall purchase from the Fund nine hundred fifty thousand (950,000) Shares (the "Purchased Shares"). The purchase price for such Shares shall be the average of the composite closing trading prices for the Shares on the New York Stock Exchange during the period from January 3, 1995 through December 8, 1995, which price has been determined and agreed by the parties to be $7.50 per Share. The purchase shall occur on a date set by the Trust and noticed in writing mailed or faxed to Osborne at least forty-eight (48) hours in advance, but in no event shall such purchase occur later than January 10, 1996. At the time of purchase, the Fund shall deliver the Purchased Shares in exchange for the Trust's or its nominee's bank or certified check, or at the Fund's option, according to wire transfer instructions provided to the Trust or its nominee in writing, in the amount of Seven Million One Hundred Twenty-Five Thousand Dollars ($7,125,000). It is understood by the parties that the Trust shall also pay to the Fund the dividend declared on the Shares on December 6, 1995. Such payment shall be made at the same time all other Trust shareholders are paid such dividend.

         4. Representations and Warranties of the Osborne Investors. Each of the Osborne Investors hereby jointly and severally represent and warrant to the Trust as follows:

               (a) This Agreement has been duly authorized, executed and delivered by a duly authorized representative of the Fund and by Osborne and constitutes a legal, valid and binding obligation of each of the Osborne Investors. The Fund has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and the Agreement does not conflict with or violate the Fund's charter documents, operating agreement or other agreements or instruments by which the Fund or its properties are bound.

               (b) The Purchased Shares are owned by the Fund. When delivered to the Trust or its nominee, the Purchased Shares will be free and clear from any liens, claims, pledges and encumbrances of any kind.

         5. Representations and Warranties of the Trust. The Trust hereby represents and warrants to each of the Osborne Investors that this Agreement has been duly authorized, executed and delivered by a duly authorized officer of the Trust and constitutes a legal, valid and binding obligation of the Trust. The Trust has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and the Agreement does not conflict with or violate the Trust's Declaration of Trust, By-Laws or other agreements or instruments by which the Trust or its properties are bound.

         6. Restrictions on Certain Actions by the Osborne Investors. Each of the Osborne Investors jointly and severally agrees that, during the term of this Agreement, none of the Osborne Investors, nor any Affiliate of the Osborne Investors will, without the prior written consent of the Trust (specifically expressed in a resolution duly adopted by the Board of Trustees of the Trust):

               (a) except as otherwise expressly permitted by this Agreement, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (except pursuant to a stock split, stock dividend, or other pro rata distribution by the Trust to holders of any class of its outstanding Voting Securities), any Voting Securities;

               (b) take any action alone or in concert with another person to seek to acquire control of or influence the management, Board of Trustees or policies of the Trust;

               (c) (i) make or participate in any "solicitation" as defined in Regulation 14A under the Exchange Act of proxies or consents with respect to any Voting Securities or make any public or private statements to third parties in connection with the solicitation of such proxies or consents by others including actions described in Rule 14a-1(l)(2)(iv) under the Exchange Act, (ii) become a participant in any "election contest" relating to the election of trustees of the Trust described in Rule 14a-11 under the Exchange Act, (iii) call or seek to call, directly or indirectly, any special meeting of shareholders of the Trust for any reason whatsoever, (iv) seek, request, or take any action to obtain or retain, directly or indirectly, any list of holders of any Voting Securities, (v) assist or encourage any attempt by any other person to do or seek the foregoing,
         (vi) initiate, propose or otherwise solicit holders of Voting Securities for the approval of one or more shareholder proposals at any time, (vii) induce or attempt to induce any other person to initiate any shareholder proposal relating to the Trust, or (viii) execute any written consent in lieu of a meeting;

               (d) form, join or in any way participate in a "group," as such term is defined in Regulation 13D under the Exchange Act, with respect to any Voting Securities of the Trust;

               (e) seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase or transfer of assets or securities, restructuring, recapitalization or similar transaction of or involving the Trust;

               (f) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other person in connection with any of the foregoing;

               (g) sell, transfer or otherwise dispose of any Voting Securities except as follows:

                    (i) sales in privately negotiated transactions of not more than one percent (1%) of the then-outstanding Voting Securities to any person (including Affiliates of such person) in any single transaction or series of transactions; or

                    (ii) sales in normal open-market transactions, executed by or through a registered broker or dealer who receives no more than the usual and customary broker's commission, which do not involve the sale of more than twenty-five percent (25%) of the average trading volume in the Shares over the prior four (4) weeks;

         provided, that any Osborne Investor or any Affiliate may sell more than 1% of the then-outstanding Voting Securities in the event of a merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or similar transaction of or involving the Trust that is approved by the Trustees.

         7. Voting. Unless the Trust otherwise agrees in writing, during the Term of this Agreement, the Osborne Investors and any of their Affiliates which beneficially own any Voting Securities entitled to vote at a meeting of the Trust's shareholders, shall (i) vote, and shall cause their Affiliates to vote, all Voting Securities beneficially owned by them in the election of trustees of the Trust and on all other matters to be voted on by the holders of Voting Securities in the manner recommended by management of the Trust and (ii) be present or be represented by proxy at each such meeting so that all such Voting Securities may be counted for the purpose of determining the presence of a quorum. Each of the Osborne Investors hereby grants, during the term of this Agreement, to the Chief Executive Officer of the Trust, a limited power of attorney to vote any and all Shares owned by the Osborne Investors to the extent such Shares have not been voted in accordance with this Section 7.

         8. Covenants of Osborne. Osborne agrees: (a) that he will deliver copies to the Trust of monthly broker transaction reports that reflect any and all transactions by the Osborne Investors in Shares; (b) that he will not take any action that would result in distribution of Shares to members of the Fund; and (c) that in the event the Osborne Investors receive any margin calls with respect to such Shares, that Osborne will promptly notify the Trust and if the Osborne Investors fail to meet the margin call, the Osborne Investors will take the necessary action to allow the Trust to purchase any Shares subject to such margin calls at the then-current market price, to the extent that the Osborne Investors do not meet such margin calls.

         9. Specific Enforcement. Each of the Trust, on the one hand, and each of the Osborne Investors, on the other, acknowledges and agrees that the other would not have an adequate remedy at law and would be irreparably harmed in the event that any of the material provisions of this Agreement were not performed in accordance with their specific terms or this Agreement were otherwise materially breached. It is accordingly agreed that the Trust, on the one hand, and the Osborne Investors, on the other, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce this Agreement and the material terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity. Each party hereby consents to personal jurisdiction in any such action brought in the United States District Court for the Northern District of Ohio, or in any court of the State of Ohio having subject matter jurisdiction, to service of process upon them in the manner set forth in Section 14(c) hereof, to reasonable expedited proceedings for injunctive and other relief, and hereby waives any venue objections therein.

         10. Term. This Agreement shall commence on the date hereof and shall terminate on the tenth anniversary of the date hereof.

         11. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof.

         12. Limitation of Liability. Notwithstanding anything set forth herein to the contrary, this Agreement is made and executed on behalf of the Trust, by its officers on behalf of the Trustees thereof, and none of the Trustees or officers or any additional or successor officers or Trustees or any beneficiary, employee or agent of the Trust shall have any liability in their personal or individual capacity, but instead the Osborne Investors shall look solely to the real property or assets of the Trust for satisfaction of claims of any nature arising under or in connection with this Agreement.

         13. Limitation of Liability. Notwithstanding anything set forth herein to the contrary, this Agreement is made and executed on behalf of the Fund, by its officers, and Osborne, and none of the members of the Fund or any additional or successor members of the Fund, except Osborne, shall have any liability in their personal or individual capacity, but instead the Trust shall look solely to the real property or assets of the Fund and Osborne for satisfaction of claims of any nature arising under or in connection with this Agreement.

         14. Miscellaneous.

               (a) This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto (it being understood that no person who acquires any Voting Securities from any of the Osborne Investors in a transaction permitted by Section 6(g) hereof shall be bound by any provision of this Agreement). Except as otherwise expressly provided herein, this Agreement shall not be assignable.

               (b) This Agreement may not be modified, amended, altered or supplemented, except by a written instrument duly executed by each of the parties hereto.

               (c) Except as otherwise expressly provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by personal delivery, cable, telegram or fax, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

               If to any of the Osborne Investors, to:

                    Richard M. Osborne
                    7001 Center Street
                    Mentor, OH 44060

                    with a copy to:

                    Byron Krantz
                    Kohrman, Jackson & Krantz
                    20th Floor
                    One Cleveland Center
                    Cleveland, OH  44114

               If to the Trust, to:

                    First Union Real Estate Equity & Mortgage Investments 55 Public Square
                    Suite 1900
                    Cleveland, OH  44113

                    Attention:    James C. Mastandrea
                                  Paul Levin

                    with a copy to:

                    Mary Ann Jorgenson
                    Squire, Sanders & Dempsey
                    4900 Society Center
                    127 Public Square
                    Cleveland, OH  44114

         or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               (d) This Agreement shall be governed by and construed in accordance with the law of the State of Ohio.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto or their duly authorized officer or representative as of the date and year first above written.

                                        FIRST UNION REAL ESTATE EQUITY
                                         AND MORTGAGE INVESTMENTS


                                        By:   /s/ James C. Mastandrea
                                           -------------------------------------
                                           James C. Mastandrea
                                           Chief Executive Officer and Chairman

STATE OF OHIO                     )
         -------------------------
                                  ) SS:
COUNTY OF CUYAHOGA                )
          ------------------------

                        PAUL F. LEVIN
               I, ___________________________, a duly licensed Notary Public on
                                                            13th
and for said county and state, do hereby attest that on the ____ day of December, 1995, personally appeared before me the above-named James C. Mastandrea, Chief Executive Officer and Chairman of First Union Real Estate Equity and Mortgage Investments, who acknowledged to me that he is duly authorized to enter into the foregoing Settlement and Standstill Agreement on behalf of First Union Real Estate Equity and Mortgage Investments; that he had read the foregoing Settlement and Standstill Agreement; and that he was signing it as his own free will and act; and who signed the said Settlement and Standstill Agreement in my presence.

               IN WITNESS WHEREOF, I have hereunto set my hand and official seal as of the date set forth above.

                                          /s/ Paul F. Levin
                                          -------------------------
                                          NOTARY PUBLIC
                                          Paul F. Levin, Attorney at Law
My Commission Expires:                    Notary Public - State of Ohio
                                          My commission has no expiration date.
                                          Section 147.03 R.C.

                                             RICHARD M. OSBORNE

                                                  /s/  Richard M. Osborne
                                             -----------------------------------

STATE OF OHIO                     )
         -------------------------
                                  ) SS:
COUNTY OF CUYAHOGA                )
          ------------------------

                     ROBERT A. FUERST
               I, ___________________________, a duly licensed Notary Public on
                                                            13th
and for said county and state, do hereby attest that on the ____ day of December, 1995, personally appeared before me the above-named Richard M. Osborne; who acknowledged to me that he had read the foregoing Settlement and Standstill Agreement; and that he was signing it as his own free will and act; and who signed the said Settlement and Standstill Agreement in my presence.

               IN WITNESS WHEREOF, I have hereunto set my hand and official seal as of the date set forth above.


                                        /s/ Robert A. Fuerst
                                        -------------------------
                                        NOTARY PUBLIC
                                        Robert A. Fuerst, Attorney
My Commission Expires:                  Notary Public - State of Ohio
                                        My commission has no expiration date.
                                        Section 147.03 R.C.

                                            TURKEY VULTURE FUND XIII, LTD.

                                            By:  /s/ Richard M. Osborne
                                               ---------------------------------
                                               Richard M. Osborne,
                                               Managing Member

STATE OF OHIO                     )
         -------------------------
                                  ) SS:
COUNTY OF CUYAHOGA                )
          ------------------------

                      ROBERT A. FUERST
               I, ___________________________, a duly licensed Notary Public on
                                                            13th
and for said county and state, do hereby attest that on the ____ day of December, 1995, personally appeared before me the above-named Richard M. Osborne, Managing Member of Turkey Vulture Fund XIII, Ltd., who acknowledged to me that he is duly authorized to enter into the foregoing Settlement and Standstill Agreement on behalf of Turkey Vulture Fund XIII, Ltd.; that he had read the foregoing Settlement and Standstill Agreement; and that he was signing it as his own free will and act; and who signed the said Settlement and Standstill Agreement in my presence.

               IN WITNESS WHEREOF, I have hereunto set my hand and official seal as of the date set forth above.


                                          /s/ Robert A. Fuerst
                                          -------------------------
                                          NOTARY PUBLIC
                                          Robert A. Fuerst, Attorney
My Commission Expires:                    Notary Public - State of Ohio
                                          My commission has no expiration date.
                                          Section 147.03 R.C.

                     IN THE UNITED STATES DISTRICT COURT
                      FOR THE NORTHERN DISTRICT OF OHIO
                               EASTERN DIVISION



FIRST UNION REAL ESTATE EQUITY   )      CIVIL ACTION NO. 1:95CV0274
AND MORTGAGE INVESTMENTS,        )
                                 )      JUDGE LESLEY BROOKS WELLS
         Plaintiff,              )      (Magistrate Judge Streepy)
                                 )
     v.                          )
                                 )
RICHARD M. OSBORNE, et al.,      )
                                 )
         Defendants.             )      STIPULATION OF SETTLEMENT
                                 )      -------------------------


        By and through their undersigned counsel, the parties hereto stipulate and agree that all claims and counterclaims by each of them against any or all of the others of them herein are hereby settled and dismissed with prejudice, each party to bear its own costs.

                                Respectfully submitted,



                                --------------------------------------
                                Frances Floriano Goins (#0018631)
                                SQUIRE, SANDERS & DEMPSEY
                                4900 Society Center, 127 Public Square
                                Cleveland, Ohio 44114-1304
                                (216/479-8500)

                                Attorney for Plaintiff and
                                Counterclaim Defendants First Union Real
                                Estate Equity and Mortgage Investments
                                and J. C. Mastandrea


                                  EXHIBIT 1

                                        --------------------------------
                                        Bryon S. Krantz (#00031431)
                                        KOHRMAN, JACKSON & KRANTZ
                                        One Cleveland Center, 20th Fl.
                                        Cleveland, Ohio 44114
                                        (216) 696-8700

                                        Attorney for Defendants Richard M.
                                        Osborne and Turkey Vulture Fund XIII,
                                        Ltd.

        IT IS SO ORDERED.



DATE:
     --------------------       --------------------------------------------
                                UNITED STATES DISTRICT COURT JUDGE

                         IN THE COURT OF COMMON PLEAS
                            CUYAHOGA COUNTY, OHIO



RICHARD M. OSBORNE, et ano.,     )      CASE NO. 297673
                                 )
         Plaintiffs,             )      JUDGE RICHARD J. McMONAGLE
                                 )
     v.                          )
                                 )
JAMES C. MASTANDREA, et al.,     )
                                 )
         Defendants.             )      STIPULATION OF SETTLEMENT
                                 )      -------------------------


        By and through their undersigned counsel, the parties hereto stipulate and agree that all claims herein are hereby settled and dismissed with prejudice, each party to bear its own costs.

                                Respectfully submitted,



                                --------------------------------------
                                Byron S. Krantz (#00031431)
                                KOHRMAN, JACKSON & KRANTZ
                                One Cleveland Center, 20th Fl.
                                Cleveland, Ohio  44114
                                (216) 696-8700

                                Attorney for Plaintiffs




                                  EXHIBIT 2

                                        --------------------------------
                                        Frances Floriano Goins (0018631)
                                        SQUIRE, SANDERS & DEMPSEY
                                        4900 Society Center, 127 Public Square
                                        Cleveland, Ohio 44114-1394
                                        (216/479-8500)

                                        Attorney for Defendants

        IT IS SO ORDERED.



DATE:
     --------------------       --------------------------------------------
                                JUDGE